Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED JULY 30, 2016

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$174	$139	$151
Accounts and other receivables	104	104	106
Merchandise inventories	1,796	1,689	1,562
Current deferred tax assets	—	—	28
Prepaid expenses and other current assets	69	65	74
Total current assets	2,143	1,997	1,921
Property and equipment, net	1,660	1,702	1,706
Deferred tax assets	3	2	28
Due from affiliates, net	969	920	874
Other assets	28	31	48
Total Assets	$4,803	$4,652	$4,577

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$930	$1,135	$866
Short-term borrowings from Parent	342	364	356
Accrued expenses and other current liabilities	577	655	582
Income taxes payable	108	109	104
Current portion of long-term debt	25	25	25
Total current liabilities	1,982	2,288	1,933
Long-term debt	2,988	2,425	2,723
Deferred tax liabilities	234	205	301
Deferred rent liabilities	380	378	376
Other non-current liabilities	127	158	133
Total stockholder’s deficit	(908)	(802)	(889)
Total Liabilities and Stockholder’s Deficit	$4,803	$4,652	$4,577
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$1,540	$1,571	$3,154	$3,214
Other revenues (1)	20	22	39	40
Total revenues	1,560	1,593	3,193	3,254
Cost of sales	986	997	2,027	2,048
Cost of other revenues	2	2	3	3
Gross margin	572	594	1,163	1,203
Selling, general and administrative expenses (1)	565	575	1,151	1,188
Depreciation and amortization	53	58	104	115
Other income, net (1)	(30)	(24)	(67)	(55)
Total operating expenses	588	609	1,188	1,248
Operating loss	(16)	(15)	(25)	(45)
Interest expense (1)	(63)	(64)	(135)	(134)
Interest income (1)	27	25	54	48
Loss before income taxes	(52)	(54)	(106)	(131)
Income tax expense	7	3	9	4
Net loss	$(59)	$(57)	$(115)	$(135)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):
	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Other revenues	$13	$13	$26	$26
Selling, general and administrative expenses	(74)	(75)	(155)	(155)
Other income, net	8	8	14	18
Interest expense	(2)	(6)	(4)	(11)
Interest income	27	25	54	48
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net loss	$(59)	$(57)	$(115)	$(135)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(3)	(10)	4	(4)
Total other comprehensive (loss) income, net of tax	(3)	(10)	4	(4)
Comprehensive loss, net of tax	$(62)	$(67)	$(111)	$(139)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015
Cash Flows from Operating Activities:
Net loss	$(115)	$(135)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	104	115
Amortization and write-off of debt issuance costs and debt discount	10	12
Deferred income taxes	33	1
Unrealized (gains) losses on foreign exchange	(9)	3
Other	8	7
Changes in operating assets and liabilities:
Accounts and other receivables	(2)	—
Merchandise inventories	(97)	(71)
Prepaid expenses and other operating assets	(3)	(4)
Due from affiliates, net	(49)	(39)
Accounts payable, Accrued expenses and other liabilities	(315)	(146)
Income taxes payable, net	—	1
Net cash used in operating activities	(435)	(256)
Cash Flows from Investing Activities:
Capital expenditures	(65)	(59)
Proceeds from sales of fixed assets	—	1
Net cash used in investing activities	(65)	(58)
Cash Flows from Financing Activities:
Long-term debt borrowings	622	459
Long-term debt repayments	(66)	(95)
Short-term borrowings from Parent	183	801
Repayments of short-term borrowings to Parent	(205)	(821)
Net cash provided by financing activities	534	344
Effect of exchange rate changes on Cash and cash equivalents	1	—
Cash and cash equivalents:
Net increase during period	35	30
Cash and cash equivalents at beginning of period	139	121
Cash and cash equivalents at end of period	$174	$151
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
(In millions)
Balance, January 31, 2015	$3,533	$(57)	$(4,228)	$(752)
Net loss	—	—	(135)	(135)
Total other comprehensive loss, net of tax	—	(4)	—	(4)
Stock compensation expense	2	—	—	2
Balance, August 1, 2015	$3,535	$(61)	$(4,363)	$(889)

Balance, January 30, 2016	$3,511	$(70)	$(4,243)	$(802)
Net loss	—	—	(115)	(115)
Total other comprehensive loss, net of tax	—	4	—	4
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	4	—	—	4
Balance, July 30, 2016	$3,516	$(66)	$(4,358)	$(908)
 See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and e-commerce businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of July 30, 2016, January 30, 2016 and August 1, 2015, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Deficit for the twenty-six weeks ended July 30, 2016 and August 1, 2015, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2016, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 30, 2016, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 30, 2016 included as an exhibit to Parent’s Form 8-K filed on April 8, 2016. The results of operations for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 are not necessarily indicative of operating results for the full year.
Adoption of New Accounting Pronouncement
In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”).  ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  Under the previous practice, debt issuance costs were recognized as an asset.  In August 2015, the FASB issued ASU 2015-15 “Interest - Imputed Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”), which clarifies that the guidance in ASU 2015-03 does not apply to line-of-credit arrangements.  The Company has retrospectively adopted the amendments of ASU 2015-03 and ASU 2015-15, effective January 31, 2016.  We revised the balance sheet presentation of debt issuance costs from Other assets to a deduction from the carrying amount of Long-term debt on the Condensed Consolidated Balance Sheets and revised the presentation of the carrying amounts of individual debt liabilities in Note 2 entitled “Long-term debt.” The amounts of debt issuance costs that were reclassified as of July 30, 2016, January 30, 2016 and August 1, 2015 totaled $24 million, $28 million and $40 million, respectively.
Subsequent Events
We have performed an evaluation of subsequent events through September 13, 2016, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of July 30, 2016, January 30, 2016 and August 1, 2015 is outlined in the table below:

(In millions)	July 30, 2016	January 30, 2016 (1)	August 1, 2015 (1)
8.500% senior secured notes, due fiscal 2017 (2)	$718	$715	$713
Incremental secured term loan facility, due fiscal 2018	127	129	130
Second incremental secured term loan facility, due fiscal 2018	63	64	65
$1.85 billion secured revolving credit facility, expires fiscal 2019	649	80	377
Tranche A-1 loan facility, due fiscal 2019	271	269	266
Secured term B-4 loan facility, due fiscal 2020	984	987	983
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	167	167	169
Capital lease obligations	12	17	23
	3,013	2,450	2,748
Less: current portion	25	25	25
Total Long-term debt (4)	$2,988	$2,425	$2,723

(1)
In accordance with the retrospective adoption of ASU 2015-03 and ASU 2015-15, we have revised the presentation of the carrying amounts of individual debt liabilities as of January 30, 2016 and August 1, 2015.  For further details, refer to Note 1 entitled “Basis of Presentation.”

(2)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We maintained derivative instruments on certain of our long-term debt, which impacted our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of July 30, 2016, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of July 30, 2016, we have funds available to finance our operations under our $1.85 billion secured revolving facility (“ABL Facility”) through March 2019, subject to an earlier springing maturity.
Borrowing Availability
Under our ABL Facility which expires on March 21, 2019, subject to an earlier springing maturity, we had outstanding borrowings of $649 million, a total of $97 million of outstanding letters of credit and excess availability of $508 million as of July 30, 2016. We are subject to a minimum excess availability covenant of $125 million, with remaining availability of $383 million in excess of the covenant at July 30, 2016. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and credit card receivables and certain real estate less any applicable availability reserves, and generally peaks in the third quarter of our fiscal year.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Foreign Exchange Contracts
As of July 30, 2016, January 30, 2016 and August 1, 2015, we had foreign currency forward contracts to economically hedge the U.S. Dollar (“USD”) merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our subsidiaries. These derivative contracts are not designated as hedges.
As of July 30, 2016, derivative liabilities related to agreements that contain credit-risk related contingent features had fair values of $3 million. As of January 30, 2016 and August 1, 2015, there were no derivative liabilities related to agreements that contain credit-risk related contingent features.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Deficit for the twenty-six weeks ended July 30, 2016 and August 1, 2015:

	26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015
Derivatives designated as cash flow hedges:
Beginning balance	$1	$1
Reclassifications from Accumulated other comprehensive loss - Interest Rate Contracts	—	(1)
Ending balance	$1	$—
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Derivatives not designated for hedge accounting:
Gain (loss) on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	$3	$(5)	$(4)	$(4)
Total Interest expense	$3	$(5)	$(4)	$(4)

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 30, 2016, January 30, 2016 and August 1, 2015:

	July 30, 2016		January 30, 2016		August 1, 2015
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$16	$—	$13	$1	$61	$4
Accrued expenses and other current liabilities	64	(3)	—	—	—	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	16	—	13	1	61	4
Total derivative assets (1)	$16	$—	$13	$1	$61	$4

Accrued expenses and other current liabilities	64	(3)	—	—	—	—
Total derivative liabilities (1)	$64	$(3)	$—	$—	$—	$—

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage our exposure to foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs. Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. As of July 30, 2016, January 30, 2016 and August 1, 2015, we did not have any outstanding interest rate contracts.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 30, 2016, January 30, 2016 and August 1, 2015 aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 30, 2016
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$3	$—	$3
Total liabilities	$—	$3	$—	$3

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance January 30, 2016
Assets
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total assets	$—	$1	$—	$1

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at August 1, 2015
Assets
Derivative financial instruments:
Foreign exchange contracts	$—	$4	$—	$4
Total assets	$—	$4	$—	$4
For the periods ended July 30, 2016, January 30, 2016 and August 1, 2015, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment of long-lived assets is included in Other income, net on our Condensed Consolidated Statements of Operations.
The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.
There have been no changes in valuation technique or related inputs for long-lived assets for the twenty-six weeks ended July 30, 2016 and August 1, 2015. The table below presents our long-lived assets evaluated for impairment and measured at fair value on a nonrecurring basis for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at July 30, 2016 and August 1, 2015. As of July 30, 2016 and August 1, 2015, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy, respectively.

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$—	$—	$—
Balance, April 30, 2016	—	—	—
Long-lived assets held and used	1	—	1
Balance, July 30, 2016	$1	$—	$1

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$2	$1	$1
Balance, May 2, 2015	2	1	1
Long-lived assets held and used	1	—	1
Balance, August 1, 2015	$3	$1	$2

Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the twenty-six weeks ended July 30, 2016 and August 1, 2015. The table below presents the carrying values and fair values of our Long-term debt including current portion as of July 30, 2016, January 30, 2016 and August 1, 2015, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
July 30, 2016	$3,013	$2,901	$724	$1,349	$828
January 30, 2016	2,450	2,141	667	1,210	264
August 1, 2015	2,748	2,677	718	1,390	569
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

5. Income taxes
The following table summarizes our Income tax expense and effective tax rates for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Loss before income taxes	$(52)	$(54)	$(106)	$(131)
Income tax expense	7	3	9	4
Effective tax rate	(13.5)%	(5.6)%	(8.5)%	(3.1)%
The effective tax rates for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted effective tax rate was (8.8)% for the twenty-six weeks ended July 30, 2016 compared to (3.9)% for the same period last year. The difference between our forecasted effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 49 states in the United States, Puerto Rico and Guam, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Our Domestic and Canada segments also include their respective e-commerce operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not generate material sales from any single customer.

Our percentages of consolidated Total revenues by product category for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 were as follows:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Baby	43.8%	43.9%	45.6%	45.6%
Core Toy	14.1%	13.9%	13.9%	13.4%
Entertainment	4.6%	5.5%	5.1%	6.3%
Learning	18.2%	18.2%	18.3%	18.0%
Seasonal	17.4%	16.4%	15.6%	14.9%
Other (1)	1.9%	2.1%	1.5%	1.8%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.
A summary of financial information by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Total revenues
Domestic	$1,394	$1,427	$2,868	$2,933
Canada	166	166	325	321
Total revenues	$1,560	$1,593	$3,193	$3,254
Operating earnings (loss)
Domestic	$22	$35	$52	$59
Canada	13	4	37	13
Corporate and other	(51)	(54)	(114)	(117)
Operating loss	(16)	(15)	(25)	(45)
Interest expense	(63)	(64)	(135)	(134)
Interest income	27	25	54	48
Loss before income taxes	$(52)	$(54)	$(106)	$(131)

(In millions)	July 30, 2016	January 30, 2016	August 1, 2015
Merchandise inventories
Domestic	$1,626	$1,559	$1,410
Canada	170	130	152
Total Merchandise inventories	$1,796	$1,689	$1,562

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Sponsor Advisory Agreement - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, August 29, 2014, June 1, 2015 and December 1, 2015 (“Advisory Agreement”). The term of the Advisory Agreement is currently a one-year renewable term unless our Parent or the Sponsors provide notice of termination to the other. Management and advisory fees (the “Advisory Fees”) of $6 million per annum are payable on a quarterly basis. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the then applicable one-year term of the Advisory Agreement.
We recorded Advisory Fees of $1 million and $3 million for the thirteen and twenty-six weeks ended July 30, 2016, respectively. We recorded Advisory Fees of less than $1 million and $4 million for the thirteen and twenty-six weeks ended August 1, 2015, respectively. During each of the thirteen and twenty-six weeks ended July 30, 2016, we also paid the Sponsors for out-of-pocket expenses, which were nominal. During each of the thirteen and twenty-six weeks ended August 1, 2015, out-of-pocket expenses paid to the Sponsors were less than $1 million, respectively.
Other Relationships and Transactions with the Sponsors - From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. There were no interest amounts on such debt and debt securities held by related parties during the thirteen weeks ended July 30, 2016 and less than $1 million during the twenty-six weeks ended July 30, 2016. The interest amounts on such debt and debt securities held by related parties were $1 million and $4 million during the thirteen and twenty-six weeks ended and August 1, 2015, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $2 million and $3 million for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively, with respect to less than 1% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million and $1 million for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 351 and 354 properties from affiliates of Parent as of July 30, 2016 and August 1, 2015, respectively. Selling, general and administrative expenses (“SG&A”) included lease expense of $71 million and $142 million, respectively, which includes reimbursement of expenses of $12 million and $23 million related to these leases for the thirteen and twenty-six weeks ended July 30, 2016. For the thirteen and twenty-six weeks ended August 1, 2015, SG&A included lease expense of $70 million and $143 million, respectively, which includes reimbursement expenses of $12 million and $23 million related to these leases.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen and twenty-six weeks ended July 30, 2016, SG&A included expenses associated with store closures of a nominal amount and $7 million, respectively. For the thirteen and twenty-six weeks ended August 1, 2015, SG&A included less than $1 million and $2 million, respectively, related to expenses associated with store closures.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012, we were significantly involved in the construction of two leased stores with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of July 30, 2016, January 30, 2016 and August 1, 2015, we had related party financing obligations of $9 million, respectively. These amounts are included in Other non-current liabilities on our Condensed Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 30, 2016 for these services were $1 million and $2 million, respectively, and $2 million and $3 million for the thirteen and twenty-six weeks ended August 1, 2015, respectively.
In addition, we incurred service fees associated with our China sourcing office of $2 million and $5 million for the thirteen and twenty-six weeks ended July 30, 2016, respectively. We incurred $3 million and $7 million of service fees for the thirteen and twenty-six weeks ended August 1, 2015, respectively. These costs are recorded within SG&A on our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (“ITASSA”) - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and twenty-six weeks ended July 30, 2016, we charged our affiliates $7 million and $12 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations. For the thirteen and twenty-six weeks ended August 1, 2015, we charged our affiliates $6 million and $15 million, respectively, for these services.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy and baby businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, we charged Parent’s foreign affiliates license fees of $13 million and $26 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues.
Stock Compensation Expense - For the thirteen and twenty-six weeks ended July 30, 2016, we recorded less than $1 million and $1 million, respectively, of Parent’s total stock-based compensation expense, which related to awards issued to participants, in SG&A. For the thirteen and twenty-six weeks ended August 1, 2015, we recorded $1 million and $2 million, respectively, of Parent’s total stock-based compensation expense.
Due from Affiliates, Net - As of July 30, 2016, January 30, 2016 and August 1, 2015, Due from affiliates, net, of $969 million, $920 million and $874 million, respectively, primarily consisted of receivables from Parent and affiliates. In connection with loans to and from Parent, we recognize related party interest expense and related party interest income.
As of July 30, 2016, January 30, 2016 and August 1, 2015, $15 million, $12 million and $14 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of July 30, 2016, January 30, 2016 and August 1, 2015, the net amount owed to our affiliates was $8 million, $5 million and $9 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of July 30, 2016, January 30, 2016 and August 1, 2015, we maintained balances of $342 million, $364 million and $356 million, respectively, in short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended July 30, 2016, we incurred $1 million and $3 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended August 1, 2015 we incurred $2 million and $3 million, respectively, of such expenses.
Income Taxes Payable to Parent - We make income tax payments to Parent based on certain tax-sharing agreements made with Parent regarding our consolidated tax filings.  As of July 30, 2016 and January 30, 2016, Income taxes payable to Parent were $101 million, respectively. As of August 1, 2015, Income taxes payable to Parent were $100 million.

9. Dispositions
During the thirteen weeks ended July 30, 2016, we did not dispose of any properties. During the twenty-six weeks ended July 30, 2016, we sold certain assets for nominal proceeds resulting in nominal net gains. Net gains on sales of properties are included in Other income, net on our Condensed Consolidated Statements of Operations.

10. Accumulated other comprehensive loss
Total other comprehensive loss net of tax is included in the Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s Deficit. Accumulated other comprehensive loss is reflected in Total stockholder’s deficit on the Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 31, 2015	$(58)	$1	$(57)
Change	7	(1)	6
Balance, May 2, 2015	(51)	—	(51)
Change	(10)	—	(10)
Balance, August 1, 2015	$(61)	$—	$(61)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 30, 2016	$(71)	$1	$(70)
Change	7	—	7
Balance, April 30, 2016	(64)	1	(63)
Change	(3)	—	(3)
Balance, July 30, 2016	$(67)	$1	$(66)

11. Recent accounting pronouncements
In August 2016, the FASB issued ASU No. 2016-15 “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 provides guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP does not include specific guidance on these eight cash flow classification issues. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2016-15 will have on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows.

Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. Management is currently assessing the impact the adoption of ASU 2016-09 will have on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-06 “Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 clarifies the requirements for assessing whether contingent put or call options that can accelerate the payment of principal on debt instruments are clearly and closely related. Under current GAAP, two divergent approaches developed. Under the first approach, the assessment of whether contingent put or call options are clearly and closely related to the debt host only requires an analysis of the four-step decision sequence of ASC 815-15-25-42. Under the second approach, in addition to the four-step decision sequence of ASC 815-15-2-42, some entities evaluate whether the ability to exercise the put or call options are triggered by the entities interest rates or credit risk. ASU 2016-06 clarifies that an entity is required to assess whether the economic characteristics and risks of embedded put or call options are clearly and closely related to those of their debt hosts only in accordance with the four-step decision sequence of ASC 815-15-2-42. An entity should not assess whether the event that triggers the ability to exercise a put or call option is related to interest rates or credit risk of the entity. ASU 2016-06 does not change the existing criteria for determining when bifurcation of an embedded put or call option in a debt instrument is required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of the period of adoption. Management is currently assessing the impact the adoption of ASU 2016-06 will have on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-05 “Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships” (“ASU 2016-05”). ASU 2015-05 provides guidance clarifying that the novation of a derivative contract (i.e. a change in counterparty) in a hedge accounting relationship does not, in and of itself, require de-designation of that hedge accounting relationship. This ASU amends ASC 815 to clarify that such a change does not, in and of itself, represent a termination of the original derivative instrument or a change in the critical terms of the hedge relationship. ASU 2016-05 allows the hedging relationship to continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterpart to the derivative contract is considered. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Entities may adopt the guidance prospectively or use a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-05 will have on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-04 “Liabilities - Extinguishment of Liabilities (Subtopic 405-20), Recognition of Breakage for Certain Prepaid Stored-Value Products” (“ASU 2016-04”). ASU 2015-04 requires entities that sell prepaid stored-value products redeemable for goods, services or cash at third-party merchants to recognize breakage (i.e. the value that is ultimately not redeemed by the consumer) in a way that is consistent with how it will be recognized under the new revenue recognition standard. Under current GAAP, there is diversity in practice in how entities account for breakage that results when a consumer does not redeem the entire product balance. Some entities view liabilities for prepaid stored-value products that can be redeemed only for goods or services from a third-party as nonfinancial because the issuer’s obligation to the consumer will be settled by the transfer of goods or services (albeit by a third-party), not cash. Others view these liabilities as financial, given that the issuer is ultimately obligated to transfer cash to a third-party. This ASU clarifies that an entity’s liability for prepaid stored-value products within its scope meets the definition of a financial liability. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Entities will apply the guidance using either a modified retrospective approach or a full retrospective approach. The adoption of ASU 2016-04 is not expected to have an impact on our Condensed Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The accounting applied by the lessor is largely unchanged from that applied under current GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments of ASU 2014-09 were effective for reporting periods beginning after December 15, 2016, with early adoption prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.
Subsequent to issuing ASU 2014-09, the FASB issued the following amendments concerning the adoption and clarification of ASU 2014-09. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date” (“ASU 2015-14”), which deferred the effective date one year. As a result, the amendments of ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. ASU 2016-08 clarifies how an entity should identify the unit of accounting (i.e. the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. Management is currently assessing the adoption methodology and the impact the adoption of these ASUs will have on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 30, 2016, included as an exhibit to Parent’s Form 8-K filed on April 8, 2016 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing a variety of toy and baby products worldwide through our omnichannel offerings that leverage the synergies between our brick-and-mortar stores and e-commerce. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which operates in 875 stores in 49 states in the United States, Puerto Rico and Guam; and Toys “R” Us – Canada (“Canada”), in which we operated 82 stores. Our Domestic and Canada segments also include their respective e-commerce operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended July 30, 2016 compared to the thirteen and twenty-six weeks ended August 1, 2015:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Total revenues	$1,560	$1,593	$3,193	$3,254
Same store sales	0.5%	(1.0)%	0.7%	(1.3)%
Gross margin	$572	$594	$1,163	$1,203
Gross margin as a percentage of Total revenues	36.7%	37.3%	36.4%	37.0%
Selling, general and administrative expenses (“SG&A”)	$565	$575	$1,151	$1,188
SG&A as a percentage of Total revenues	36.2%	36.1%	36.0%	36.5%
Net loss	$(59)	$(57)	$(115)	$(135)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$49	$57	$92	$96
(1) For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA”.
Second quarter 2016 financial highlights:

•	Total revenues decreased by $33 million compared to the prior year due to Domestic store closures and foreign currency translation, partially offset by an increase in Canada same store sales.

•	Consolidated same store sales increased by 0.5 percentage points driven by growth in our Canada segment.

•	Gross margin, as a percentage of Total revenues, (“Gross margin rate”) declined in our Domestic segment and remained flat in Canada.

•	SG&A decreased by $10 million primarily due to a reduction in occupancy costs.

•	Net loss increased by $2 million.
Year-to-date 2016 financial highlights:

•	Total revenues decreased by $61 million compared to the prior year due to Domestic store closures and foreign currency translation, partially offset by an increase in Canada same store sales.

•	Consolidated same store sales increased by 0.7 percentage points driven by growth in our Canada segment.

•	Gross margin rate declined in both our Domestic and Canada segments.

•	SG&A decreased by $37 million primarily due to a reduction in occupancy costs.

•	Net loss improved by $20 million.

Same Store Sales
In computing same store sales, we include stores that have been open for at least 56 weeks from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores that have a cumulative lease term of at least two years (“Permanent Express”) and have been open for at least 56 weeks from their soft opening date are also included in the computation of same store sales.
Our same store sales computation includes the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our e-commerce businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for 56 weeks or more and online, we can better gauge how the core store base and e-commerce business is performing since same store sales excludes the impact of store openings and closings, as well as foreign currency translation.
Various factors affect same store sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions, terrorism and catastrophic events can affect same store sales because they may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our same store sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that same store sales will continue to fluctuate in the future.
The changes in our same store sales for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 are as follows:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016 vs. 2015	August 1, 2015 vs. 2014	July 30, 2016 vs. 2015	August 1, 2015 vs. 2014
Domestic	0.0%	(2.5)%	0.1%	(2.4)%
Canada	4.6%	12.1%	6.7%	8.6%
Toys “R” Us - Delaware	0.5%	(1.0)%	0.7%	(1.3)%

Percentage of Total Revenues by Product Category

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Baby	43.8%	43.9%	45.6%	45.6%
Core Toy	14.1%	13.9%	13.9%	13.4%
Entertainment	4.6%	5.5%	5.1%	6.3%
Learning	18.2%	18.2%	18.3%	18.0%
Seasonal	17.4%	16.4%	15.6%	14.9%
Other (1)	1.9%	2.1%	1.5%	1.8%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

Store Type	Domestic		Canada		Toys “R” Us - Delaware
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Traditional Toy	359	368	26	26	385	394
Side by Side	213	213	56	56	269	269
Baby	223	224	—	—	223	224
Permanent Express	80	59	—	—	80	59
Total Operated	875	864	82	82	957	946

Excluded from store count:
Temporary Express	24	46	—	—	24	46

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$(59)	$(57)	$(2)	$(115)	$(135)	$20
Net loss increased by $2 million to $59 million for the thirteen weeks ended July 30, 2016, compared to $57 million for the same period last year.
Net loss improved by $20 million to $115 million for the twenty-six weeks ended July 30, 2016, compared to $135 million for the same period last year. The improvement was primarily due to a $37 million reduction in SG&A, a $12 million increase in Other income, net and an $11 million decrease in Depreciation and amortization. Partially offsetting these amounts was a $40 million decline in Gross margin.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	% Change	July 30, 2016	August 1, 2015
Domestic	$1,394	$1,427	$(33)	(2.3)%	89.4%	89.6%
Canada	166	166	—	—%	10.6%	10.4%
Toys “R” Us - Delaware	$1,560	$1,593	$(33)	(2.1)%	100.0%	100.0%
Total revenues decreased by $33 million or 2.1%, to $1,560 million for the thirteen weeks ended July 30, 2016, compared to $1,593 million for the same period last year. Foreign currency translation decreased Total revenues by $6 million for the thirteen weeks ended July 30, 2016.
Excluding the impact of foreign currency translation, the decrease in Total revenues was due to Domestic store closures, including our Times Square and FAO Schwarz flagship stores, partially offset by an increase in Canada same store sales primarily driven by higher average transaction amounts.
Total revenues included $13 million of licensing revenue charged to our Parent’s foreign affiliates for the thirteen weeks ended July 30, 2016 and August 1, 2015, respectively.

	26 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	% Change	July 30, 2016	August 1, 2015
Domestic	$2,868	$2,933	$(65)	(2.2)%	89.8%	90.1%
Canada	325	321	4	1.2%	10.2%	9.9%
Toys “R” Us - Delaware	$3,193	$3,254	$(61)	(1.9)%	100.0%	100.0%

Total revenues decreased by $61 million or 1.9%, to $3,193 million for the twenty-six weeks ended July 30, 2016, compared to $3,254 million for the same period last year. Foreign currency translation decreased Total revenues by $16 million for the twenty-six weeks ended July 30, 2016.
Excluding the impact of foreign currency translation, the decrease in Total revenues was due to Domestic store closures, including our Times Square and FAO Schwarz flagship stores, partially offset by an increase in Canada same store sales primarily driven by an increase in the number of transactions.
Total revenues included $26 million of licensing revenue charged to our Parent’s foreign affiliates for the twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively.
Domestic
Total revenues for our Domestic segment decreased by $33 million or 2.3%, to $1,394 million for the thirteen weeks ended July 30, 2016, primarily due to store closures.
Same store sales remained consistent for the thirteen weeks ended July 30, 2016, with improvements in our seasonal and core toy categories offset by decreases in our entertainment and baby categories. The increase in our seasonal category was mainly due to water and sports toys. The increase in our core toy category was predominantly due to dolls. The decrease in our entertainment category was mainly due to video game software and “toys to life” video game products. The decrease in our baby category was primarily in infant care products and baby gear.
Total revenues for our Domestic segment decreased by $65 million or 2.2%, to $2,868 million for the twenty-six weeks ended July 30, 2016, primarily due to store closures.
The slight increase of 0.1% in same store sales resulted primarily from improvements in our seasonal and core toy categories. The increase in our seasonal category was mainly due to sports and water toys. The increase in our core toy category was primarily due to dolls. Partially offsetting these increases was a decline in our entertainment category mainly due to “toys to life” video game products and portable electronics.
Canada
Total revenues for our Canada segment remained consistent at $166 million for the thirteen weeks ended July 30, 2016. Excluding a $6 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of a 4.6% increase in same store sales.
The increase in same store sales resulted primarily from improvements in our baby and learning categories. The increase in our baby category was predominantly due to baby gear and apparel. The increase in our learning category was primarily due to preschool toys.
Total revenues for our Canada segment increased by $4 million or 1.2%, to $325 million for the twenty-six weeks ended July 30, 2016. Excluding a $16 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of a 6.7% increase in same store sales.
The increase in same store sales resulted primarily from improvements in our learning, baby and core toy categories. The increase in our learning category was primarily due to preschool toys. The increase in our baby category was predominantly due to baby gear and apparel. The increase in our core toy category was primarily due to collectibles.

Gross Margin
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	July 30, 2016	August 1, 2015	Change
Domestic	$506	$528	$(22)	36.3%	37.0%	(0.7)%
Canada	66	66	—	39.8%	39.8%	—%
Toys “R” Us - Delaware	$572	$594	$(22)	36.7%	37.3%	(0.6)%
Gross margin decreased by $22 million to $572 million for the thirteen weeks ended July 30, 2016, compared to $594 million for the same period last year. Foreign currency translation decreased Gross margin by $2 million.
Gross margin rate decreased by 0.6 percentage points for the thirteen weeks ended July 30, 2016 compared to the same period last year. The decrease in Gross margin rate was primarily the result of a margin rate decline in our Domestic segment due to an increase in shipping costs from higher e-commerce sales coupled with a reduction in our free shipping purchase minimum.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	July 30, 2016	August 1, 2015	Change
Domestic	$1,038	$1,079	$(41)	36.2%	36.8%	(0.6)%
Canada	125	124	1	38.5%	38.6%	(0.1)%
Toys “R” Us - Delaware	$1,163	$1,203	$(40)	36.4%	37.0%	(0.6)%
Gross margin decreased by $40 million to $1,163 million for the twenty-six weeks ended July 30, 2016, compared to $1,203 million for the same period last year. Foreign currency translation decreased Gross margin by $6 million.
Gross margin rate decreased by 0.6 percentage points for the twenty-six weeks ended July 30, 2016 compared to the same period last year. The decrease in Gross margin rate in our Domestic segment was primarily due to an increase in shipping costs from higher e-commerce sales coupled with a reduction in our free shipping purchase minimum, as well as an increase in promotional sales.
Domestic
Gross margin decreased by $22 million to $506 million for the thirteen weeks ended July 30, 2016. Gross margin rate decreased by 0.7 percentage points for the thirteen weeks ended July 30, 2016 compared to the same period last year.
The decrease in Gross margin rate was primarily from higher shipping costs due to a 15% increase in e-commerce sales coupled with a reduction in our e-commerce free shipping purchase minimum from $49 to $19 launched in September 2015.
Gross margin decreased by $41 million to $1,038 million for the twenty-six weeks ended July 30, 2016. Gross margin rate decreased by 0.6 percentage points for the twenty-six weeks ended July 30, 2016 compared to the same period last year.
The decrease in Gross margin rate was primarily from higher shipping costs due to a 14% increase in e-commerce sales coupled with a reduction in our e-commerce free shipping purchase minimum from $49 to $19 launched in September 2015. In addition, the margin rate declined predominantly in our baby, core toy and seasonal categories as a result of increased promotional sales.
Canada
Gross margin remained consistent at $66 million for the thirteen weeks ended July 30, 2016. Foreign currency translation decreased Gross margin by $2 million. Gross margin rate remained consistent for the thirteen weeks ended July 30, 2016 compared to the same period last year.
Gross margin increased by $1 million to $125 million for the twenty-six weeks ended July 30, 2016. Foreign currency translation decreased Gross margin by $6 million. Gross margin rate remained relatively consistent for the twenty-six weeks ended July 30, 2016 compared to the same period last year.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Payroll and related benefits	44.1%	43.4%	43.7%	42.7%
Occupancy costs	34.0%	35.7%	33.2%	35.2%
Advertising and promotional expenses	5.9%	5.4%	6.4%	5.8%
Transaction fees (1)	3.5%	3.4%	3.8%	3.4%
Professional fees	3.1%	3.3%	3.1%	4.0%
Other (2)	9.4%	8.8%	9.8%	8.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to website hosting, transporting merchandise from distribution centers to stores, store related supplies and signage and other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$565	$575	$(10)	36.2%	36.1%	0.1%
SG&A decreased by $10 million to $565 million for the thirteen weeks ended July 30, 2016, compared to $575 million for the same period last year. Foreign currency translation decreased SG&A by $2 million. As a percentage of Total revenues, SG&A increased by 0.1 percentage point.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $13 million decline in occupancy costs, predominantly as a result of the closure of our Times Square and FAO Schwarz flagship stores.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 30, 2016	August 1, 2015	$ Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$1,151	$1,188	$(37)	36.0%	36.5%	(0.5)%
SG&A decreased by $37 million to $1,151 million for the twenty-six weeks ended July 30, 2016, compared to $1,188 million for the same period last year. Foreign currency translation decreased SG&A by $5 million. As a percentage of Total revenues, SG&A decreased by 0.5 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $34 million decline in occupancy costs, predominantly as a result of the closure of our Times Square and FAO Schwarz flagship stores.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$53	$58	$(5)	$104	$115	$(11)
Depreciation and amortization decreased by $5 million and $11 million for the thirteen weeks and twenty-six weeks ended July 30, 2016, respectively, compared to the same periods last year. The decrease for both periods was primarily due to fully depreciated assets and closed stores.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	information technology and administrative support service income;

•	foreign exchange gains and losses;

•	management service fees income;

•	impairment of long-lived assets;

•	net gains on sales of properties; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$30	$24	$6	$67	$55	$12
Other income, net increased by $6 million to $30 million for the thirteen weeks ended July 30, 2016, compared to the same period last year. The increase was primarily due to a $5 million decrease in unrealized loss on foreign exchange related to the re-measurement of the Tranche A-1 loan facility attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”).
Other income, net increased by $12 million to $67 million for the twenty-six weeks ended July 30, 2016, compared to the same period last year. The increase was primarily due to a $12 million increase in unrealized gains on foreign exchange related to the re-measurement of the Tranche A-1 loan facility attributed to Toys-Canada.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$63	$64	$(1)	$135	$134	$1
Interest expense decreased by $1 million to $63 million for the thirteen weeks ended July 30, 2016, compared to $64 million for the same period last year. Interest expense increased by $1 million to $135 million for the twenty-six weeks ended July 30, 2016, compared to $134 million for the same period last year.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change
Toys “R” Us - Delaware	$27	$25	$2	$54	$48	$6
Interest income increased by $2 million to $27 million for the thirteen weeks ended July 30, 2016, compared to the same period last year. Interest income increased by $6 million to $54 million for the twenty-six weeks ended July 30, 2016, compared to the same period last year. The increase in Interest income for both periods was primarily due to an increase in interest income on loans receivable from Parent. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled “Related party transactions” for further details.

Income Tax Expense
The following table summarizes our Income tax expense and effective tax rates for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Loss before income taxes	$(52)	$(54)	$(106)	$(131)
Income tax expense	7	3	9	4
Effective tax rate	(13.5)%	(5.6)%	(8.5)%	(3.1)%
The effective tax rates for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted effective tax rate was (8.8)% for the twenty-six weeks ended July 30, 2016 compared to (3.9)% for the same period last year. The difference between our forecasted effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen and twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net loss	$(59)	$(57)	$(115)	$(135)

Add:
Income tax expense	7	3	9	4
Interest expense, net	36	39	81	86
Depreciation and amortization	53	58	104	115
EBITDA	37	43	79	70

Adjustments:
Certain transaction costs (a)	5	—	8	—
Foreign currency re-measurement (b)	4	9	(9)	3
Sponsors’ management and advisory fees (c)	1	—	3	4
Compensation expense (d)	1	—	2	2
Impairment of long-lived assets	1	1	1	2
Store closure costs (e)	—	—	7	7
Severance	—	4	1	8
Adjusted EBITDA (f)	$49	$57	$92	$96

(a)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(b)	Represents the unrealized loss (gain) on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.

(c)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(d)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(e)	Represents store closure costs, net of lease surrender income.

(f)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
As of July 30, 2016, we were in compliance with all of the covenants related to our outstanding debt. Under the $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $649 million, a total of $97 million of outstanding letters of credit and excess availability of $508 million as of July 30, 2016. We are subject to a minimum excess availability covenant of $125 million, with remaining availability of $383 million in excess of the covenant at July 30, 2016. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory among other assets, and generally peaks in the third quarter of our fiscal year. As of July 30, 2016, we had total liquidity of $557 million, which included cash and cash equivalents of $174 million.
We are dependent on borrowings to support our working capital needs, capital expenditures and to service debt. As of July 30, 2016, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of July 30, 2016, January 30, 2016 and August 1, 2015, we had outstanding balances of $342 million, $364 million and $356 million, respectively, in short-term intercompany loans from Parent.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.
As of July 30, 2016, we had $725 million of 8.500% senior secured notes of our property company due December 2017. We believe that we have the ability to address the upcoming maturity by refinancing the notes, a portion of which may be repaid using cash on hand; however market conditions and the value of the properties held by Toys “R” Us Property Company II, LLC could reduce or restrict our ability to refinance these notes on favorable terms. We are currently working with advisors to assist us in connection with the potential debt refinancing and exploring structures, including accessing the commercial mortgage-backed securities and mezzanine financing markets.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for enhancing our e-commerce and other information technology and logistics systems, as well as improving existing stores and construction of new stores. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for the twenty-six weeks ended July 30, 2016 and August 1, 2015:

	26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015
Information technology	$34	$30
Store improvements (1)	9	12
Distribution centers	8	5
New stores	2	1
Other store-related projects (2)	12	11
Total capital expenditures	$65	$59

(1)	Includes expenditures related to the “Clean and Bright” initiative.

(2)	Includes remodels and other store updates.

Cash Flows

	26 Weeks Ended
(In millions)	July 30, 2016	August 1, 2015	Change
Net cash used in operating activities	$(435)	$(256)	$(179)
Net cash used in investing activities	(65)	(58)	(7)
Net cash provided by financing activities	534	344	190
Effect of exchange rate changes on Cash and cash equivalents	1	—	1
Net increase during period in Cash and cash equivalents	$35	$30	$5
Cash Flows Used in Operating Activities
Net cash used in operating activities increased by $179 million to $435 million for the twenty-six weeks ended July 30, 2016, compared to $256 million for the twenty-six weeks ended August 1, 2015. The increase was primarily due to higher Domestic vendor payments in fiscal 2016 for merchandise purchased in fiscal 2015 as part of our continued focus to maintain stronger in-stock positions.
Cash Flows Used in Investing Activities
Net cash used in investing activities increased by $7 million to $65 million for the twenty-six weeks ended July 30, 2016, compared to $58 million for the twenty-six weeks ended August 1, 2015, primarily due to a $6 million increase in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities increased by $190 million to $534 million for the twenty-six weeks ended July 30, 2016, compared to $344 million for the twenty-six weeks ended August 1, 2015, primarily due to a $192 million increase in net long-term debt borrowings under our ABL Facility to finance our increase in inventories described above. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.

Debt
As of July 30, 2016, we had total indebtedness (excluding Short-term borrowings from Parent) of $3,013 million, of which $2,812 million was secured indebtedness. During the twenty-six weeks ended July 30, 2016, there were no significant events that occurred with respect to our debt structure. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.
Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by global economic and financial market conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and our Parent’s indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors.
We, Parent and its subsidiaries, as well as the Sponsors or their affiliates, may from time to time prepay, repurchase, refinance or otherwise acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions” and Note 15, entitled “RELATED PARTY TRANSACTIONS,” to our Annual Financial Statements for the fiscal year ended January 30, 2016, included as an exhibit to Parent’s Form 8-K filed on April 8, 2016.

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. Refer to the “Contractual Obligations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Financial Statements for the fiscal year ended January 30, 2016 included as an exhibit to Parent’s Form 8-K filed on April 8, 2016, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 30, 2016 included as an exhibit to Parent’s Form 8-K filed on April 8, 2016, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2015-16 “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). ASU 2015-16 eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Under the previous guidance, an acquirer must recognize adjustments to provisional amounts during the measurement period retrospectively (i.e. as if the accounting for the business combination had been completed at the acquisition date). That is, the acquirer must revise comparative information on the income statement and balance sheet for any prior periods affected. Under ASU 2015-16, acquirers must recognize measurement-period adjustments in the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earning by line item that would have been in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 did not change the criteria for determining whether an adjustment qualifies as a measurement-period adjustment and does not change the length of the measurement period. The Company has adopted the amendments of ASU 2015-16, effective January 31, 2016. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” (“ASU 2015-05”). Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software licenses element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. An entity can elect to adopt the amendments either (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. The Company adopted the amendments of ASU 2015-05 as of January 31, 2016 on a prospective basis. The adoption did not have an impact on our Condensed Consolidated Financial Statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Under the previous practice, debt issuance costs were recognized as a deferred charge (that is, an asset). This ASU will create consistencies with the guidance in International Financial Reporting Standards as well as the guidance in FASB Concepts Statement No. 6, “Elements of Financial Statements”, which states that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. In August 2015, the FASB issued ASU No. 2015-15 “Interest - Imputed Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”), which clarifies that the guidance in ASU 2015-03 does not apply to line-of-credit arrangements. According to ASU 2015-15, line-of-credit arrangements will continue to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt costs ratably over the term of the arrangement. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. The Company has adopted the amendments of ASU 2015-03 and ASU 2015-15, effective January 31, 2016. Other than the revised balance sheet presentation of debt issuance costs from an asset to a deduction from the carrying amount of the debt liability and related disclosures, the adoption of ASU 2015-03 and ASU 2015-15 did not have an impact on our Condensed Consolidated Financial Statements.
In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. This ASU simplifies consolidation accounting by reducing the number of consolidation models and improves current GAAP by (1) placing more emphasis on risk of loss when determining a controlling financial interest; (2) reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE; and (3) changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. Entities can transition to the standard either retrospectively or as a cumulative effect adjustment as of the date of adoption. The Company adopted the amendments of ASU 2015-02, effective January 31, 2016. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In January 2015, the FASB issued ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items. Under the previous practice, an entity was required to separately classify, present, and disclose extraordinary events and transactions. The FASB issued this ASU as part of its initiative to reduce complexity in accounting standards. This ASU will also align more closely U.S. GAAP income statement presentation guidance with IAS 1, “Presentation of Financial Statements,” which prohibits the presentation and disclosure of extraordinary items. The Company adopted the amendments of ASU 2015-01, effective January 31, 2016. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In June 2014, the FASB issued ASU No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 provides specific guidance on this Topic, requiring that performance targets that affect vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in ASC Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This varies from the previous practice, as such provisions were also accounted for as non-vesting restrictions which affect the determination of grant-date fair value and required expense recognition over the requisite service period regardless of whether the performance condition is met.  The Company adopted the amendments of ASU 2014-12 as of January 31, 2016 on a prospective basis.  The adoption did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that our Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, our “Strategic Pillars,” store openings, integration and remodeling, the development, implementation and integration of our e-commerce business, the continued benefit of the “Fit for Growth” process improvements, future financial or operational performance, projected sales for certain periods, same store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, access to trade credit, future financings, refinancings including exchange offers, debt repayments, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from Toys-Canada, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 24, 2016, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.